As filed with the Securities and Exchange Commission on May 27, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Team Health Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4276525
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

265 Brookview Centre Way

Suite 400

Knoxville, Tennessee 37919

Telephone: (865) 693-1000

(Address of principal executive offices) (Zip code)

TEAM HEALTH HOLDINGS, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN

TEAM HEALTH HOLDINGS, INC. 2010 NONQUALIFIED STOCK PURCHASE PLAN

(Full titles of the plans)

c/o David Jones

Chief Financial Officer

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

(Name and address of agent for service)

(865) 693-1000

(Telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	1,400,000 shares	$13.61	$19,047,700	$1,358.10

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock of Team Health Holdings, Inc. issuable under the Team Health Holdings, Inc. 2010 Employee Stock Purchase Plan and the Team Health Holdings, Inc. 2010 Nonqualified Stock Purchase Plan, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee on the basis of the average high and low prices per share of the Common Stock reported on the New York Stock Exchange composite transaction tape on May 20, 2010.

EXPLANATORY NOTE

The 1,400,000 shares of common stock of Team Health Holdings, Inc. (the “Company” or the “Registrant”) being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a registration statement (File No. 333-163892) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2009. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement is incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Registration Statement:

1.	Annual Report on Form 10-K of the Company for the year ended December 31, 2009, filed on March 12, 2010 (File No. 001-34583);

2.	Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2010, filed on May 11, 2010 (File No. 001-34583);

3.	Current Reports on Form 8-K of the Company filed on February 18, 2010 and May 27, 2010 (File Nos. 001-34583); and

4.	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed on December 14, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interest of Named Experts and Counsel.

Heidi Allen, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an employee of the Company and may participate in the Team Health Holdings, Inc. 2010 Employee Stock Purchase Plan.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith or engaged in intentional misconduct or knowingly violated a law, (iii) authorized a payment in violation of Section 174 of the DGCL (unlawful dividends or stock repurchases or redemptions) or (iv) obtained an improper personal benefit. The Company’s certificate of incorporation provides for such eliminations and limitations on the liability of directors of the Company.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, and a corporation may indemnify any of the persons described above against expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, in actions brought by or in the right of the corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the Delaware Court of Chancery or the court in which such action was brought believes that in light of all the circumstances indemnification should apply. The DGCL mandates indemnification to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding of the type referred to above or in defense of any claim, issue or matter therein.

The Company’s by-laws (the “By-laws”) provide for the indemnification of the Company’s and its subsidiaries’ and associated entities’ directors, officers, employees and agents to the fullest extent permitted by the DGCL, provided, however, that the Company will not be obligated to indemnify against any amount paid in settlement unless the Company has agreed to such settlement. Except in certain circumstances, the Company will generally not be required to indemnify an individual against costs and expenses if such action was commenced by the individual seeking indemnification.

The By-laws provide for the advancement of expenses and costs incurred in connection with defending against actions, suits or proceedings to the Company’s and its subsidiaries’ and associated entities’ directors, officers, employees and agents provided that such persons undertake in writing to repay such amounts if it is ultimately determined that such persons are not entitled to indemnification. With respect to the Company’s directors and officers, the By-laws purport to confer contractual rights to indemnification and advancement of expenses. Finally, the By-laws indicate that the provision of indemnification or the advancement of expenses and costs shall not be deemed exclusive of, or invalidate, any right to which any such person seeking indemnification or advancement of expenses and costs may be entitled.

The Company currently maintains liability insurance for its directors and officers. Such insurance is available to the Company’s directors and officers in accordance with its terms. The Company has entered into indemnification agreements with each of its directors and executive officers providing for additional indemnification protection beyond that provided by the directors and officers liability insurance policy that the Company maintains. In the indemnification agreements, the Company has agreed, subject to certain exceptions, to indemnify and hold harmless the director or executive officer to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, By-laws, the DGCL, or by any amendment(s) thereto.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on this 27th day of May, 2010.

TEAM HEALTH HOLDINGS, INC.

By	/S/ DAVID P. JONES
David P. Jones
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Greg Roth, David P. Jones and Heidi S. Allen, Esq., as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall not revoke or in any way modify any power of attorney previously executed by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated:

Name	Title	Date

/S/ GREG ROTH Greg Roth	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2010

/S/ DAVID P. JONES David P. Jones	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 27, 2010

/S/ H. LYNN MASSINGALE H. Lynn Massingale, M.D.	Executive Chairman and Director	May 27, 2010

/S/ NEIL P. SIMPKINS Neil P. Simpkins	Director	May 27, 2010

/S/ MICHAEL A. DAL BELLO Michael A. Dal Bello	Director	May 27, 2010

/S/ EARL P. HOLLAND Earl P. Holland	Director	May 27, 2010

/S/ GLENN A. DAVENPORT Glenn A. Davenport	Director	May 27, 2010

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Team Health Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on December 18, 2009 (File No. 001- 34583)).

4.2	By-laws of Team Health Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on December 18, 2009 (File No. 001-34583)).

4.3	Team Health Holdings, Inc. 2010 Employee Stock Purchase Plan (incorporated by reference to Annex A of the Proxy Statement on Schedule 14A of Team Health Holdings, Inc., filed on April 15, 2010 (File No. 001-34583)).

4.4	Team Health Holdings, Inc. 2010 Nonqualified Stock Purchase Plan (incorporated by reference to Annex B of the Proxy Statement on Schedule 14A of Team Health Holdings, Inc., filed on April 15, 2010 (File No. 001-34583)).

5.1	Opinion of Heidi Allen, Esq., Senior Vice President and General Counsel of the Company.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Heidi Allen, Esq. (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).